UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2009

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, Missouri		63017
(Address of Principal Executive Office)		(Zip Code)

Registrant’s telephone number, including area code: (314) 628-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Bryan Doerr Compensation Increase

On November 30, 2009, the Compensation Committee of the Board of Directors of SAVVIS, Inc. (“Savvis” or the “Company”) approved an increase in compensation for Bryan S. Doerr, Chief Technology Officer. Effective January 1, 2010, Mr. Doerr’s annual base salary will increase to $315,000, and his annual incentive compensation target percentage will increase to 55% of his annual base salary.

Mr. Doerr also received 30,000 restricted stock unit awards, which will vest in equal parts annually over a four-year period, beginning on the first anniversary of the date of grant. Restricted stock unit award shares are otherwise subject to the terms and conditions set forth in the award agreements and the Company’s Amended and Restated 2003 Incentive Compensation Plan, as amended (the “2003 Plan”).

2010 Equity Compensation Awards for Certain Named Executive Officers

Also on November 30, 2009, the Compensation Committee of the Company awarded restricted stock units to the Company’s executive officers, including certain executive officers to be named in the Summary Compensation Table (the “named executive officers”), which will be included in the Company’s proxy statement for the 2010 annual meeting of stockholders (the “2010 Proxy Statement”), but not including the Chief Executive Officer. The shares of common stock subject to these awards, which were granted under the 2003 Plan, will become eligible for future vesting if the Company meets or surpasses a revenue target of $886,000,000.00 for the year ending December 31, 2010, as calculated by management in accordance with US Generally Accepted Accounting Principles, subject to customary adjustments, and presented in good faith to the Compensation Committee on or before March 15, 2011. None of the awards will become eligible for vesting if the Company fails to meet or surpass the specified revenue target in 2010. If awards become eligible for vesting, they will vest in equal amounts annually over a four-year period on or before March 15 of each year, beginning on March 15, 2011.

Further disclosure with respect to these awards will be included in the 2010 Proxy Statement under the caption “Executive Compensation – Individual Components to our Executive Compensation Program”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, INC.

Date: December 3, 2009	By:	/S/ GREGORY W. FREIBERG
	Name:	Gregory W. Freiberg
	Title:	Chief Financial Officer